Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

The undersigned certify, pursuant to 18 U.S.C. Section 1350 as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1.)	the Quarterly Report on 10-Q of Carolina Bank Holdings, Inc. (the “Company”) for the quarterly period ended March 31, 2007 (“the Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2.)	the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Carolina Bank Holdings, Inc.

Date: May 10, 2007	By:	/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

Date: May 10, 2007	By:	/s/ T. Allen Liles
T. Allen Liles
Executive Vice President and Chief Financial Officer

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